Exhibit 32.1

SECTION 1350 CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, K. Christopher Min, Interim Chief Executive Officer (principal executive officer) of Longeveron Inc. (the “Company”), and James Clavijo, the Chief Financial Officer (principal financial officer) of the Company, each hereby certifies that, to his knowledge on the date hereof:

(a)	The Quarterly Report on Form 10-Q of the Company for the period ended September 30, 2022 filed on the date hereof with the Securities and Exchange Commission (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(b)	The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Quarterly Report.

This certification shall not be deemed to be filed with the Securities and Exchange Commission and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report), irrespective of any general incorporation language contained in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained and furnished to the Securities and Exchange Commission or its staff upon request.

/s/ K. Christopher Min
K. Christopher Min
Interim Chief Executive Officer and Chief Medical Officer
(Principal Executive Officer)
November 14, 2022

/s/ James Clavijo
James Clavijo
Chief Financial Officer
(Principal Financial Officer)
November 14, 2022